Exhibit 99.1

Ashland Announces CEO Transition

Guillermo Novo to Succeed William A. Wulfsohn as Chairman and Chief Executive Officer,
Effective December 31, 2019

COVINGTON, Kentucky, October 8, 2019 - Ashland Global Holdings Inc. (NYSE: ASH) (“Ashland” or the “Company”) today announced that the Board of Directors (the “Board”) has elected Guillermo Novo as Chairman and CEO of Ashland, effective December 31, 2019. William A. Wulfsohn will continue to serve as Chairman and CEO through the end of this year to ensure a smooth transition. Following Mr. Wulfsohn’s departure from Ashland, the Board will be composed of 10 members, nine of whom are independent.

Mr. Novo is an accomplished industry executive, bringing more than three decades of specialty materials experience to Ashland. From 2016 to 2019, he served as President and CEO of Versum Materials, a highly regarded Semiconductor Materials supplier. From 2012 through 2016, Mr. Novo worked at Air Products and Chemicals, Inc., where he most recently served as Executive Vice President of Materials Technologies. Prior to joining Air Products and Chemicals, Inc. Mr. Novo worked at Dow Chemical Company where he served as group Vice President, Dow Coating Materials, a large specialty chemicals business. Earlier in his career, Mr. Novo progressed through a variety of commercial, marketing and management positions over the course of 24 years with Dow and Rohm and Haas. In May 2019, Mr. Novo was elected to the Ashland Board.

Jay Ihlenfeld, Lead Independent Director of Ashland, said, “Guillermo’s election represents the completion of a comprehensive and thoughtful assessment by the Board regarding the right qualities and experience for the next leader of Ashland. Guillermo is a seasoned executive who is exceptionally positioned to lead our company and enhance shareholder value given his deep knowledge of the specialty materials space as well as his years of global leadership and operations experience. Having joined Ashland’s Board in May, Guillermo is ready to hit the ground running, and we are confident that Bill and Guillermo working closely together will ensure a seamless transition of responsibilities for all of our stakeholders.”

Ihlenfeld added, “The Company has benefited from Bill’s leadership and expertise and we are grateful for his service and contributions toward enhancing shareholder value. As a result, Ashland is now well-positioned with a singular focus on the attractive specialty chemicals market. We thank Bill and wish him all the best in his retirement.”

“It has been a great privilege to lead Ashland over the past five years, and I am proud of what we have accomplished,” said Wulfsohn. “With the support of our hard-working and dedicated team, we have taken aggressive actions to transform Ashland into a leading specialty chemicals company. I believe that it’s the right time to transition the Company to new leadership, and I am confident that Guillermo will continue to propel Ashland forward.”

Novo stated, “I am honored to succeed Bill as Ashland’s next CEO and am excited about the opportunity. Today, Ashland has a great business, a clear strategy and a strong team focused on driving results and building on our momentum as an industry leader. I look forward to continuing to work with the Board, our experienced management, and all of our team members to advance Ashland’s strategy and create value for our customers and shareholders.”

About Guillermo Novo
From 2016 to 2019 Guillermo Novo served as President and Chief Executive Officer of Versum Materials and as a member of its Board of Directors. Mr. Novo had previously served as Executive Vice President, Materials Technologies of Air Products and Chemicals, Inc. since October 2014. Mr. Novo joined Air Products and Chemicals, Inc. in 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to Air Products and Chemicals, Inc. Mr. Novo was employed by Dow Chemical Company where he most recently served as group vice president, Dow Coating Materials, a large specialty chemicals business. He began his career in 1986 with Rohm and Haas Company (which merged with Dow in 2009) and over the next 24 years progressed through a variety of commercial, marketing, and general management positions, living in South America, the U.S., and Asia. In 1998, Mr. Novo was named a vice president at Rohm and Haas, and in 2006 he became a corporate officer and one of five group executives on the corporate leadership team responsible for driving the overall strategy for the company.

Mr. Novo holds a B.S. degree in industrial engineering from the University of Central Florida and an MBA from the University of Michigan. Mr. Novo is a member of the advisory board for the College of Engineering & Computer Science at the University of Central Florida.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 4,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, Ashland’s successful transition of its Chief Executive Officer and Chairman of the Board and risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this communication whether as a result of new information, future events or otherwise.

Investor Relations:
Seth A. Mrozek
+1 (302) 594-5010
samrozek@ashland.com

Media Relations:
Joy L. Brock
+1 (859) 815-3793
jlbrock@ashland.com

Additional Media Contact:
Steve Frankel / James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449